UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2022

EYENOVIA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38365	47-1178401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 Madison Avenue, Suite 2400, New York, NY 10017

(Address of Principal Executive Offices, and Zip Code)

(917) 289-1117

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)
Common stock, $0.0001 par value	EYEN	The Nasdaq Stock Market (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a) Appointment of New Directors

On July 1, 2022, the Board of Directors (the “Board”) of Eyenovia, Inc. (the “Company”) appointed Dr. Ellen R. Strahlman and Dr. Ram Palanki as members of the Board, effective immediately, to serve until the Company’s 2023 annual meeting of stockholders and thereafter until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.

Dr. Strahlman brings to the Board C-suite executive experience at multiple global healthcare companies. She is passionate about innovation that transforms and democratizes technology into products that help people, with an accompanying track record of delivering value to business through her philosophy of servant leadership. Dr. Strahlman served as Executive Vice President, Research & Development and Chief Medical Officer of Becton, Dickinson and Company (NYSE: BDX), a leading global medical technology company, from 2013 until her retirement in 2018. While at BD, the company was selected as the Outstanding Corporate Innovator in 2015 by the Product Development & Management Association. Before joining BD, she served as Senior Vice President and Chief Medical Officer for GlaxoSmithKline, plc from 2008 to 2013, spending her last year at GSK as Senior Advisor to the CEO, leading GSK’s Global Health Programs. Prior to 2008, Dr. Strahlman held senior executive leadership roles in global product development and commercialization and business development at Pfizer, Inc., Novartis AG, Virogen Limited, and Merck & Co., Inc. She was the Senior Vice President for Research & Development and Chief Medical Officer for Bausch & Lomb (NYSE: BLCO) from 1995 to 2000. Dr. Strahlman was chosen to serve as Industry Representative on the FDA/CDER Dermatology and Ophthalmology Advisory Committee (DODAC), from 2008 to 2013. From 2016 to November 2020, Dr. Strahlman served as a director of Syncona Limited (LSE: SYNC.L), having previously served as a director of Syncona Partners, LLP. She is currently a director of Altria Group, Inc. (NYSE: MO). In addition to her corporate board service, Dr. Strahlman serves as a visiting professor at the University of Turku in Finland. Dr. Strahlman earned a BA from Harvard University in biochemistry and an MD from the Johns Hopkins School of Medicine. She is an American Board of Ophthalmology (ABO) board-certified ophthalmologist, having trained at the Wilmer Eye Institute from 1984 to 1987. She was awarded a Carnegie Mellon Public Health Fellowship in 1987, during which she earned an MHSc in Epidemiology from the Bloomberg School of Public Health (1987-1989).

Dr. Palanki currently serves as Executive Vice President of Commercial Strategy & Operations at REGENXBIO (Nasdaq: RGNX), a leader in AAV gene therapy, and is responsible for the planning, execution, and commercialization of their pipeline across the ophthalmology, central nervous system, and neuromuscular disease franchises. Dr. Palanki has nearly 20 years of experience in the development and commercialization of biopharmaceuticals and medical devices. Before joining REGENXBIO, Dr. Palanki was Senior Vice President of Commercial for the Americas at Santen Inc. Previously, he served as the executive team member leading the strategy and operations for pre-launch and global commercialization of a first-in-class biologic at ThromboGenics (now known as Oxurion, Euronext Brussels: OXUR). Over the span of his career, Dr. Palanki has held roles of increasing responsibility at several small, mid-sized and large companies, including the launch of LUCENTIS® at Genentech. He is an active board member and strategic advisor to multiple biotech companies, technology start-ups and global non-profits. Dr. Palanki holds a PharmD from Albany College of Pharmacy, Union University, NY, and his post doctorate from Rutgers University, NJ.

The Board has determined that Dr. Strahlman and Dr. Palanki are independent directors under the relevant rules of the Securities and Exchange Commission and The Nasdaq Stock Market. There are no arrangements or understandings between Dr. Strahlman or Dr. Palanki and any other person pursuant to which they were appointed as directors of the Board. There have been no transactions in which the Company has participated and in which Dr. Strahlman or Dr. Palanki have had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K. Dr. Strahlman has been appointed to the Compensation and Audit Committees of the Board. Dr. Palanki has been appointed to the Compensation Committee of the Board.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description

	99.1	Eyenovia, Inc. Press Release dated July 7, 2022

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EYENOVIA, INC.

Date: July 7, 2022	/s/ John Gandolfo
John Gandolfo
Chief Financial Officer